Exhibit 99.1

News Release

Investor Contact:	Chris O'Neal	EnPro Industries
	Senior Vice President - Strategy, Corporate	5605 Carnegie Boulevard
	Development and Investor Relations	Charlotte, North Carolina 28209-4674
Phone:	704-731-1527	Phone: 704-731-1500
Email:	investor.relations@enproindustries.com	Fax: 704-731-1511
www.enproindustries.com

EnPro Industries Announces CEO Succession Plan
Marvin Riley to succeed Steve Macadam in July 2019

CHARLOTTE, N.C., March 11, 2019 -- EnPro Industries, Inc. (NYSE: NPO) announced today that Stephen E. Macadam, the company’s Chief Executive Officer and President, has informed its board of directors of his decision to retire from those positions on July 29, 2019 and that the board of directors will appoint Marvin A. Riley, EnPro’s Executive Vice President and Chief Operating Officer, to succeed Mr. Macadam as Chief Executive Officer and President at that time. Mr. Macadam has agreed to serve thereafter as Vice Chairman, to facilitate the transition of the company’s leadership and provide assistance to Mr. Riley, until the end of February 2020, at which time he intends to resign from the board.

Mr. Riley, 44, has served as Executive Vice President and Chief Operating Officer since July 2017. He served as President of EnPro’s Fairbanks Morse division from May 2012 to May 2018, and prior to that served as Vice President, Manufacturing, of EnPro from December 2011 until being appointed President of Fairbanks Morse. Mr. Riley served as Vice President Global Operations of EnPro’s GGB division from November 2009 until November 2011 and as Vice President Operations Americas, GGB division, from July 2007 until November 2011. Prior to joining EnPro, Mr. Riley was an executive with General Motors Vehicle Manufacturing and held multiple positions of increasing responsibility from 1997 to 2007 within General Motors. He received a B.S.E.E. in electrical engineering from Howard University and an M.B.A. from Johns Hopkins University and completed the Advanced Management Program at the Harvard Business School.

“We are extremely grateful to Steve for his exceptional leadership of EnPro since he joined the company in April 2008,” said David Hauser, EnPro’s non-executive Chairman of the Board. “During that time, he reshaped our company-not just through a focus on operational excellence, organic growth and targeted acquisitions and dispositions, but through his focused attention on the development of people throughout our organization. His leadership and tireless efforts in the favorable and permanent resolution of asbestos claims against the company’s Garlock Sealing Technologies subsidiary stand out in the achievement of this signature milestone in the company’s history. During Steve’s tenure, the company substantially improved its financial position, instituted and then periodically increased a quarterly dividend and returned approximately $75 million to shareholders through stock repurchases. We have been fortunate to have Steve lead EnPro through this transformative phase of the company’s development.”

“We are equally fortunate to have Marvin Riley succeed Steve,” Mr. Hauser continued. “Steve was instrumental in not only initiating the planning for his succession but also in guiding Marvin’s development to enable him to be fully prepared to be EnPro’s next CEO. This intentional process included Marvin’s appointment as our Chief Operating Officer in July 2017 and his increasing responsibilities in that role since then. Marvin has a deep level of strategic acumen and operational expertise, not only with our Fairbanks Morse division, which he led for six years, but also with each of EnPro’s other businesses. Our board is confident that Marvin is the right person to lead EnPro in the next phase of its development and growth.”

“I am delighted to have the opportunity to lead the wonderful team at EnPro as we move forward,” said Mr. Riley. “Building on the foundation that Steve and others have established, I look forward to the continued growth, innovation, development and success of our company.”

Said Mr. Macadam, “While I am proud of the financial success EnPro has achieved since I joined the company in 2008, I am equally proud of the development of my colleagues throughout all of EnPro during my time here. We have a strong senior management team and outstanding personnel throughout our company. My decision to transition into retirement as EnPro’s CEO reflects my confidence that we have the right strategy and the right people in place to continue EnPro’s success.”

About EnPro Industries
EnPro Industries, Inc. is a leader in sealing products, metal polymer and filament wound bearings, components and service for reciprocating compressors, diesel and dual-fuel engines and other engineered products for use in critical applications by industries worldwide. For more information about EnPro, visit the company’s website at http://www.enproindustries.com.